Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 19, 2010, with respect to the consolidated financial statements of iPay Technologies Holding Company, LLC included in the Current Report of Jack Henry & Associates, Inc. on Form 8-K/A dated June 4, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Jack Henry & Associates, Inc. on Forms S-8 (File No. 33-65251, effective January 9, 1996; File No. 333-16989, effective November 27, 1996; File No. 333-63912, effective June 27, 2001; File No. 333-101680, effective December 6, 2002; File No. 333-130078, effective December 2, 2005; File No. 333-130079, effective December 2, 2005; and File No. 333-138891, effective November 22, 2006).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
July 22, 2010